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                                                                   Exhibit 10.63


                            WAIVER AND ACKNOWLEDGMENT

      THIS WAIVER AND ACKNOWLEDGMENT, dated as of November 18, 2004, is by and between Genaissance Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and RAM Trading, Ltd., a Cayman Islands exempted company (the "Investor"). Capitalized terms used herein without definition have the respective meanings given them in the Series A Preferred Stock Purchase Agreement, dated as of October 29, 2003, by and between the Company and the Investor (the "Purchase Agreement").

                                   BACKGROUND

       A. Pursuant to the Purchase Agreement, the Investor acquired from the Company 270,000 shares of Series A Preferred Stock and a warrant to purchase an additional 190,000 shares of Series A Preferred Stock.

       B. The Purchase Agreement provides the Investor, as a holder of Series A Preferred Shares, with certain notice and contractual pre-emptive rights in the event the Company proposes to issue any Offered Securities.

       C. The Certificate of Designations of the Series A Preferred Stock of the Company filed with the Secretary of State of the State of Delaware on October 29, 2003 (the "Certificate of Designations") provides the Investor, as a holder of Series A Preferred Shares, with certain (i) mandatory redemption rights in the event the Company issues any shares of Common Stock (or any securities convertible into or exchangeable for Common Stock) for a per share purchase price of less than $2.25 (as adjusted for any stock split, stock dividend, recapitalization or otherwise), other than certain specified issuances and (ii) voting rights with respect to the incurrence by the Company of Indebtedness (as defined in the Certificate of Designations).

       D. The Company is contemplating an equity financing to be consummated on or prior to November 19, 2004, pursuant to which the Company would issue and sell between $4.0 million and $6.0 million worth of shares of Common Stock (the "Shares") at a per share purchase price not less than $1.67 (the "Financing").

       E. The stock purchase agreement and any other transaction documents that will relate to the Financing are collectively referred to herein as the "Transaction Documents." In addition to providing for the issuance and sale by the Company of the Shares, the Transaction Documents will provide for the issuance by the Company to purchasers in the Financing of Warrants to purchase up to a number of shares of Common Stock equal to the number of Shares to be sold in the Financing (collectively, "Warrants") at a per share exercise price equal to the price paid per share of such Shares.

       F. The Company and the Investor desire to set forth their understanding and agreement with respect to certain provisions of the Purchase Agreement and the Certificate of Designations, in order to enable the Company to proceed with the Financing.

     With respect to the issuance by the Company of the (i) Shares, (ii) Warrants and (iii) shares of Common Stock issuable upon exercise of the Warrants pursuant to the Transaction Documents (each, an "Issuance"), the parties hereto acknowledge and agree as follows:

       1. PURCHASE AGREEMENT. In accordance with Section 9.2 of the Purchase Agreement, any notice or contractual pre-emptive rights of the Investor pursuant to Section 5.5 of the Purchase Agreement shall be waived and shall not apply to an Issuance.

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       2. CERTIFICATE OF DESIGNATIONS. The Investor, as the holder of at least
66? percent of the shares of Series A Preferred Stock outstanding, hereby elects, agrees and acknowledges that:

            (a) the mandatory redemption required by Section 6(c)(ii) of the Certificate of Designations shall not apply to any Issuance;

            (b) any violation by the Company of Section 3(b)(vi) of the Certificate of Designations from and after October 29, 2003 through September 30, 2004 is hereby waived;

            (c) from and after September 30, 2004, the amount of the Indebtedness which the Company may incur under Section 3(b)(vi)(A) of the Certificate of Designations without the prior consent of the Investor shall be increased from $7.0 million to $9.0 million; and

            (d) as soon as practicable after the date hereof, the Company shall file a certificate of amendment to the Certificate of Designations to the effect set forth in provision (c) above, provided that any such certificate of amendment shall be subject to the approval of the Investor.

       3. COUNTERPARTS; FACSIMILE SIGNATURES. This Waiver and Acknowledgment may be executed in two or more counterparts (including by facsimile signature), each of which shall be deemed an original but all of which, when taken together, shall be considered one and the same agreement.

      4. SUCCESSORS AND ASSIGNS. The terms and conditions of this Waiver and Acknowledgment shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Investor (including transferees of any Series A Preferred Shares of the Investor or any securities into which such Series A Preferred Shares are convertible).

       5. GOVERNING LAW. This Waiver and Acknowledgment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

      6. EFFECT OF WAIVER. Except as expressly set forth herein, the execution, delivery and performance of this Waiver and Acknowledgment shall not operate as a waiver or amendment of any right, power or remedy of the Investor under the Purchase Agreement or Certificate of Designations. Nothing herein shall be deemed to entitle the Company to a waiver or consent in the future with respect to any condition, obligation, covenant or agreement contained in the Purchase Agreement, Registration Rights Agreement or Certificate of Designations.

      7. EXPIRATION OF WAIVER. This Waiver and Acknowledgment shall be deemed to only apply to a Financing that is consummated (i.e., money is transferred from purchasers of Common Stock to the Company) on or prior to 11:59 p.m. (New York City time) on November 19, 2004 (the "Expiration Time"). Accordingly, if such Financing is consummated after the Expiration Time, then this Waiver and Acknowledgment shall be deemed null and void in all respects.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

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      IN WITNESS WHEREOF, the parties hereto have caused this Waiver and
Acknowledgment to be duly executed by their respective authorized signatories as of the date first above written.


                                        GENAISSANCE PHARMACEUTICALS, INC.


                                        By: /s/ Ben D. Kaplan
                                            -----------------------------
                                            Ben D. Kaplan
                                            Chief Financial Officer


                                        RAM TRADING, LTD.


                                        By: /s/ Jim Park
                                            -----------------------------
                                            Name:
                                            Title: